UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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SOUTHERN COMMUNITY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHERN COMMUNITY BANCSHARES, INC.
525 North Jeff Davis Drive
Fayetteville, Georgia 30214
April 24, 2007
Dear Shareholder:
     On behalf of the board of directors and management of Southern Community Bancshares, Inc., I cordially invite you to the annual meeting of shareholders to be held on Thursday, May 24, 2007, at 4:30 p.m. local time at the Company’s main office at 525 North Jeff Davis Drive, Fayetteville, Georgia 30214 for the following purposes:
1)	Elect Class III Directors. To elect four Class III directors to serve three-year terms until the Company’s 2010 annual meeting of shareholders.

2)	Ratify Independent Auditors. To ratify the selection of Mauldin & Jenkins, LLC as the Company’s independent auditors for 2007.

3)	Other Business. To transact such other or further business as may properly come before the annual meeting and any adjournment or postponement thereof.
     The accompanying proxy statement includes a formal notice of the annual meeting, information concerning the proposals to be voted on and other information concerning the annual meeting.
     A form of proxy is enclosed, and you are urged to complete, sign and return it to Southern Community Bancshares, Inc. as soon as possible in the enclosed, postage prepaid envelope. If you attend the annual meeting in person, you may revoke your proxy at that time simply by requesting the right to vote in person. Additionally, you may revoke the proxy by filing a subsequent proxy with the Secretary of Southern Community Bancshares, Inc. prior to or at the time of the annual meeting.
     Your continued support of the Company is very important. I look forward to welcoming you at the meeting.

Sincerely,

/s/ Gary D. McGaha

Gary D. McGaha
President and Chief Executive Officer

SOUTHERN COMMUNITY BANCSHARES, INC.
525 North Jeff Davis Drive
Fayetteville, Georgia 30214

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 24, 2007

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Southern Community Bancshares, Inc., a Georgia corporation (the “Company”), will be held on Thursday, May 24, 2007, at 4:30 p.m., local time, at the Company’s main office located at 525 North Jeff Davis Drive, Fayetteville, Georgia 30214 for the following purposes:
1)	Elect Class III Directors. To elect four Class III directors to serve three-year terms until the Company’s 2010 Annual Meeting of Shareholders.

2)	Ratify Independent Auditors. To ratify the selection of Mauldin & Jenkins, LLC as the Company’s independent auditors for 2007.

3)	Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
     The board of directors has fixed the close of business on April 13, 2007 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of such shareholders will be available for inspection by shareholders at the Annual Meeting.
     Detailed information relating to the above matters is set forth in the accompanying proxy statement dated April 24, 2007. Whether or not you expect to attend the Annual Meeting in person, please mark, sign, date and return the enclosed proxy card in the accompanying postage-prepaid envelope as promptly as possible. If you do attend the Annual Meeting in person, you may, of course, withdraw your proxy should you wish to vote in person. Additionally, you may revoke the proxy by filing a subsequent proxy with the Secretary of Southern Community Bancshares, Inc. prior to or at the time of the Annual Meeting.

By Order of the Board of Directors,

GARY D. McGAHA
President and Chief Executive Officer

Fayetteville, Georgia
April 24, 2007

SOUTHERN COMMUNITY BANCSHARES, INC.
525 North Jeff Davis Drive
Fayetteville, Georgia 30214
(770) 461-4365

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2007

GENERAL INFORMATION
     This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of Southern Community Bancshares, Inc., a Georgia corporation (the “Company”), for use at the annual meeting of shareholders to be held at 4:30 p.m., local time, on Thursday, May 24, 2007, at the Company’s main office at 525 North Jeff Davis Drive, Fayetteville, Georgia 30214 and at any and all adjournments or postponements thereof.
     This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about April 24, 2007. A copy of the Company’s Annual Report on Form 10-K accompanies this proxy statement.
     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the proxy at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to the Company prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly executed and returned prior to the Annual Meeting. If the enclosed proxy is duly executed and returned prior to the Annual Meeting but no directions are specified, the shares will be voted “FOR” the election of the director nominees recommended by the board of directors, “FOR” ratification of the appointment of Mauldin & Jenkins, LLC as the Company’s independent auditors, and in accordance with the discretion of the named proxies on other matters properly brought before the Annual Meeting. Any written notice revoking a proxy should be sent to: Southern Community Bancshares, Inc., 525 North Jeff Davis Drive, Fayetteville, Georgia 30214, Attention: Corporate Secretary.
     The expense of preparing, printing and mailing this proxy statement and soliciting the proxies sought hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, who will not receive additional compensation therefor, in person, or by telephone, facsimile transmission or other electronic means. The Company also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the

Company’s common stock, no par value (the “Common Stock”), as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.
     The board of directors of the Company has fixed the close of business on April 13, 2007, as the record date (“Record Date”) for determination of the Company’s shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on such date, there were 2,592,894 shares of Common Stock outstanding and held by approximately 712 shareholders of record. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record at the close of business on the Record Date.
OUTSTANDING VOTING SECURITIES OF THE COMPANY
AND PRINCIPAL HOLDERS THEREOF
     The following tables set forth certain information regarding the Company’s Common Stock owned, as of March 31, 2007, by:
•	each person who beneficially owns more than 5% of the outstanding shares of the Company’s stock;

•	each director of the Company;

•	each executive officer of the Company who is named in the summary compensation table; and

•	all the Company directors and executive officers as a group.
     Except as otherwise indicated, the persons named in the tables below have sole voting and investment powers with respect to all shares shown as beneficially owned by them. The information shown below is based upon information furnished by the named persons and based upon “beneficial ownership” concepts set forth in rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. Under applicable SEC rules, the number of outstanding shares of Common Stock used in the computation of the “Percent of Class” includes currently exercisable stock options owned by the shareholder.
     Management of the Company is aware of the following persons who beneficially own 5% or more of the Company’s Common Stock:

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class
Robert B. Dixon, Jr.	155,063(1)	5.94%
105 Meetinghouse Road
Fayetteville, Georgia 30215

Richard J. Dumas	195,004(1)	7.47%
390 Birkdale Drive Fayetteville, Georgia 30215

Thomas D. Reese	183,490(1)	7.03%
956 Al Roberts Road
Senioa, Georgia 30276

(1)	See appropriate footnotes to the table below for a description of the beneficial stock ownership for these persons.
     The following table sets forth the beneficial stock ownership of each director and named executive officer and for all directors and executive officers as a group:

	Number of Shares
Name of Beneficial Owner	Beneficially Owned		Percent of Common Stock
Gary D. McGaha	39,847	(1)	1.53%
Fred L. Faulkner	39,787	(2)	1.52%
Leslye L. Grindle	2,440		.09%
Tina Stroud	333		.01%
James S. Cameron	104,754	(3)(4)	4.01%
George R. Davis, Sr.	102,930	(3)(5)	3.94%
Robert B. Dixon, Jr.	155,063	(3)(6)	5.94%
Richard J. Dumas	195,004	(3)(7)	7.47%
William Wayne Leslie	97,051	(3)(8)	3.72%
Jackie L. Mask	77,797	(3)	2.98%
Thomas D. Reese	183,490	(3)(9)	7.03%
William M. Strain	81,775	(3)(10)	3.13%
All Directors and named executive officers (12 persons)	1,080,271	(11)	39.01%

(1)	Includes 16,339 incentive stock options that are exercisable, 7,444 shares of the Company’s Common Stock held in Mr. McGaha’s IRA account, 250 shares that he holds as custodian for a minor child and 177 shares held by Mr. McGaha’s wife. Mr. McGaha disclaims ownership of the shares held by his wife.

(2)	Includes 17,777 incentive stock options that are exercisable and 21,965 shares of the Company’s Common Stock held by Mr. Faulkner’s wife. Mr. Faulkner disclaims ownership of the shares held by his wife.

(3)	Includes options to purchase 17,777 shares of common stock issued pursuant to the Bank’s 2001 Directors Stock Option Plan and assumed by the Company when the Bank reorganized into a holding company structure effective January 1, 2002.

(4)	With respect to Mr. Cameron, beneficial ownership as reported in the table includes 30,191 shares of the Company’s Common Stock held in Mr. Cameron’s IRA account.

(5)	With respect to Mr. Davis, beneficial ownership as reported in the table includes 42,665 shares of the Company’s Common Stock held in Mr. Davis’s IRA account.

(6)	With respect to Mr. Dixon, beneficial ownership as reported in the table includes 53,020 shares of the Company’s Common Stock held in Mr. Dixon’s IRA account, 25,600 shares of the Company’s Common Stock held in the name of Chris Dixon & Associates, Inc. Profit Sharing Plan, and 8,049 shares held in an IRA account by Mr. Dixon’s wife. Mr. Dixon disclaims ownership of shares held by his wife.

(7)	With respect to Mr. Dumas, beneficial ownership as reported in the table includes 41,156 shares of the Company’s Common Stock held in the name of J&R Closing, Inc. Profit Sharing Plan.

(8)	With respect to Mr. Leslie, beneficial ownership as reported in the table includes 1,944 shares of the Company’s Common Stock held in Mr. Leslie’s IRA account and 10,665 shares of the Company’s Common Stock held in the name of Leslie Contracting, Inc.

(9)	With respect to Mr. Reese, beneficial ownership as reported in the table includes 56,177 shares of the Company’s Common Stock held in Mr. Reese’s IRA account.

(10)	With respect to Dr. Strain, beneficial ownership as reported in the table includes 8,889 shares of the Company’s Common Stock held in Mr. Strain’s IRA account.

(11)	Includes options to purchase 177,036 shares that are exercisable.
     Changes in Control. There are no arrangements that may result in a change of control of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of any class of the

Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Such persons are required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based solely on its review of copies of such reports received by it and written representations that no other reports were required, the Company believes that all filing requirements were complied with except for the following: Richard Dumas, Leslye Grindle, Jackie Mask and Gary McGaha filed late Form 4’s on April 23, 2007.
PROPOSAL NO. 1
ELECTION OF CLASS-III DIRECTORS
     At the Annual Meeting four Class III directors will be elected each to serve for a three-year term of office.
     The Company’s articles of incorporation divide the board of directors of the Company into three classes, Class I, Class II and Class III, each of which is as nearly equal in number as possible. The directors in each class hold office for staggered terms of three years each, after the initial terms of one year, two years and three years, respectively. The term of Class III directors expires at the 2007 Annual Meeting. The board of directors has set the number of the Class III directors at four. The board of directors has nominated the following persons for Class III membership on the board, and unanimously recommends a vote “FOR” the election of these persons: George R. Davis, Sr., Robert B. Dixon, Gary D. McGaha and William M. Strain.
     All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the five Class III nominees listed above. In the event that any nominee is unable to serve, the persons designated as proxies will cast votes for such other persons as they may select. Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting at which a quorum is present.
     The board of directors unanimously recommends a vote “FOR” the election of the four nominees listed above.
DIRECTORS AND EXECUTIVE OFFICERS
General
     The following table gives certain information about the current members of our board of directors and our executive officers, including their ages as of April 1, 2007 and the positions they hold. Each of our directors has served as a director since our incorporation in 2001 and as a director of Southern Community Bank, the Company’s bank subsidiary (the “Bank”) since 2000. All of our directors other than Gary D. McGaha qualify as “independent” directors as defined in Nasdaq Rule 4200(a)(15).

Name	Class (if a director)	Age	Position(s) Held
James S. Cameron	II	51	Director

George R. Davis, Sr.	III	67	Director

Robert B. Dixon, Jr.	III	63	Director

Richard J. Dumas	I	66	Director

Fred L. Faulkner		44	SVP; CLO

Leslye L. Grindle		42	SVP; CFO

William Wayne Leslie	I	48	Director

Jackie L. Mask	I	66	Director

Gary D. McGaha	III	68	President and CEO;
			Director

Thomas D. Reese	II	61	Director

William M. Strain	III	48	Director

Tina Stroud		60	SVP; Branch Admin
     The following text gives certain additional information concerning our directors and executive officers, including their business experience during the last five years.
     James S. Cameron is a resident of McDonough, Georgia. Mr. Cameron is a graduate of the University of Georgia and the University of Georgia School of Law in Athens, Georgia. Mr. Cameron served as a real estate attorney from 1980 through 1999 with the law firm of McNally, Fox & Cameron, P.C. located in Fayetteville, Georgia. Since 1994, Mr. Cameron has been a partner and the President of Cameron Development Corporation, a real estate development corporation located in McDonough, Georgia.
     George R. Davis, Sr. is a resident of Fayetteville, Georgia. From 1957 to 1961, Mr. Davis was employed in sales at Judson Smith General Merchandise. From 1961 to 1965, Mr. Davis was the owner of Ronald Davis Carpets and since 1965 he has been the owner of Smith & Davis Fabric & Clothing, Inc., a business which engages in merchandise sales. Mr. Davis presently serves as President of Smith & Davis Fabric & Clothing, Inc.
     Robert B. Dixon, Jr. is a resident of Fayetteville, Georgia, and a graduate of the University of Georgia in Athens, Georgia. Since 1971 Mr. Dixon has been a home builder and developer. He holds a 51% interest and serves as President for the following entities: Chris Dixon & Associates, Inc.; Mike Harrell & Associates, Inc.; Gary Alford and Associates, Inc.;

and Dixon-Alley Builders, Inc. Mr. Dixon also holds a 26% interest in Steve Alley & Associates, Inc. From 1992 to 1998, Mr. Dixon served as a director of Citizens Bank & Trust of Fayette County.
     Richard J. Dumas is a resident of Fayetteville, Georgia. Mr. Dumas has been the President and Chief Executive Officer of J&R Clothing, Inc., which owns retail clothing stores, since 1968.
     Fred L. Faulkner serves as Senior Vice President and Chief Lending Officer of the Company and the Bank. Mr. Faulkner began working for the Bank in December of 1999 and has been in banking since 1986. Prior to joining the Bank, he served as a construction lender for Georgia Federal Bank from 1986 through 1989. He then managed the Southern Metro Atlanta real estate lending operation for First Union National Bank from 1989 to 1991 before joining Citizens Bank & Trust. He served as Senior Vice President and Senior Lending Officer at Citizens through the merger with Newnan Savings Bank and then Branch Bank & Trust in 1999.
     Leslye L. Grindle serves as Senior Vice President and Chief Financial Officer of the Company and the Bank and the Chief Operating Officer of the Bank. Ms. Grindle has been with the Bank since January 2000 and has been in banking since 1981. Prior to joining the Bank she worked in Asset/Liability Management and Operations for the Bankers Bank in Atlanta, Georgia from April 1997 to February 1999. Before that Ms. Grindle was a Vice President managing operations and accounting for Citizens Bank and Trust of Fayette County from July 1991 to January 1997.
     William Wayne Leslie is a resident of Griffin, Georgia, and a graduate of Auburn University in Auburn, Alabama. Since March 1990, Mr. Leslie has been an owner in Leslie Contracting, Inc., a corporation which engages in general contracting. He also serves as Chief Executive Officer of Leslie Contracting, Inc. Since March 1998, Mr. Leslie has been the owner of Leslie Environmental Inc. and its subsidiaries, which are in the business of specialty contractors and consultants. Mr. Leslie also serves as Chief Executive Officer of Leslie Environmental Inc.
     Jackie L. Mask is a resident of Brooks, Georgia. Since 1969 he has been the owner of Mask Tire, a retail tire business in Fayetteville, Georgia. Mr. Mask served as a director of First Citizens Bank of Fayette County from 1990 to 1998.
     Gary D. McGaha has served as President and Chief Executive Officer of the Company and the Bank since their respective inceptions. He has been a resident of Fayette County since 1963 and has been a banker since then. He has served in a senior executive officer capacity at the National Bank of Georgia, Commercial Bank & Trust in Griffin, Citizens Bank & Trust of Fayette County and Heritage Bank prior to becoming the organizing President of the Bank. From 1991 to 1996, he served as Chief Operations Officer of Citizens Bank & Trust of Fayette County and on two occasions during that period as acting Chief Executive Officer. From 1996 to 1999, he served as County President and as a director at Heritage Bank. He has served as Chairman of the Fayette County Chamber of Commerce twice and has served as a director of Main Street – Fayetteville and a member of the Fayetteville Downtown Development Authority.

He has served as a member of the board of directors of the Joseph Sams School and the Community Bankers Association of Georgia.
     Thomas D. Reese serves as Chairman of the Board of the Company and the Bank. Mr. Reese is a resident of Senoia, Georgia and a graduate of Georgia State University in Atlanta, Georgia. Mr. Reese was licensed in Georgia as an insurance agent from 1974 to 1991. Since 1990, Mr. Reese has been the owner of Reese Builders & Developers, Inc. where he serves as President. Since 1986, Mr. Reese has been a partner in Metro South Development (shopping strip business) and he has been a partner in Hanners & Reese, Partnership since 1990 (office building business). Since 1995, he has been an owner in Tyler Restaurant Properties, Inc. (restaurant property business) where he serves as President. Mr. Reese served as a director of Citizens Bank & Trust of Fayette County from 1990 to 1998.
     Dr. William M. Strain is a resident of Fayetteville, Georgia. From 2001 to the present Dr. Strain has worked as a physician for Digestive Healthcare of Georgia. From 1989 to 2001 Dr. Strain practiced medicine in the field of gastroenterology at the Fayette Medical Clinic of which he was a partner.
     Tina Stroud is a resident of Jonesboro, Georgia. Ms. Stroud serves as Senior Vice President and Branch Administrator of the Bank. Ms. Stroud has been with the Bank since August 2005, and has been in banking for over 35 years. Prior to joining the Bank she was employed with Wachovia Bank from 1969 to 2005, most recently being Region Manager.
     There are no family relationships between any director or executive officer and any other director or executive officer of the Company.
Code of Ethics
     The Bank has adopted a code of ethics applicable to its officers and employees in 2000. Although the code does not satisfy all of the criteria set forth in Item 406(b) of the Securities and Exchange Commission Regulation S-K, the board of directors believes that it is reasonably designed to promote ethical conduct and prevent conflicts of interest. Because the existing code accomplishes these objectives, the board of directors did not believe that it was necessary to adopt an additional code of ethics that complies with the SEC definition at this time, although we may do so in the future.
Meetings and Committees of the Board of Directors
     The Company’s board of directors held four meetings during 2006. The Bank’s board of directors (which consists of the same individuals) held twelve meetings during the year. All directors attended at least 75% of the total number of meetings held by the board of directors and the committees on which such directors served during that period.
     The Company’s board of directors has three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee. The Company does not have a standing nominating committee. Given its relatively small size, the board of directors believes that it can function as a nominating committee.

     The Executive Committee consists of Robert B Dixon, Jr., Richard J. Dumas, Gary D. McGaha and Thomas D. Reese. The Committee functions primarily to serve as the Company’s management group when the full board is not in session in accordance with the limitations set forth in the Company’s bylaws. The Company’s Executive Committee held five meetings during 2006.
     The Compensation Committee consists of Robert B Dixon, Jr., Richard J. Dumas, Gary D. McGaha and Thomas D. Reese. Additional information regarding the Compensation Committee, including its responsibilities, is set forth within the Compensation Discussion and Analysis section of this proxy statement.
     The Audit Committee consists of James S. Cameron, Richard J. Dumas, William W. Leslie and Thomas D. Reese. The Audit Committee oversees and reviews the internal and independent audit function of the Company and reports the Committee’s findings and recommendations to the board. The composition of the Company’s Audit Committee complies with the Nasdaq rule for audit committees because the Committee has at least three members, all of whom are independent directors under the applicable Nasdaq rule. The board of directors has determined that none of the members of the Audit Committee satisfies all five criteria that are necessary for a person to quality as an audit committee financial expert under SEC rules. However, the board of directors believes that each member of the Audit Committee is financially literate and, though their various business experiences, is well qualified to perform the functions that are required as a member of the Audit Committee. Therefore, the board of directors did not feel that it was necessary to seek a new member who would qualify as an audit committee financial expert, although the board may do so in the future. The Audit Committee met one time in 2006.
Audit Committee Report
     The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.
     The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2006, with the Company’s management. The committee has also discussed with Mauldin & Jenkins, LLC, the independent auditors, the matters required to be discussed by Statement on Accounting Standards Number 61.
     The Audit Committee has received the written disclosures and the letter from Mauldin & Jenkins, LLC required by Independence Standards Board Standard No. 1 and has discussed with Mauldin & Jenkins, LLC its independence.

     Based on the above review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2006.

The Audit Committee

/s/ Thomas D. Reese
/s/ James S. Cameron
/s/ Richard J. Dumas
/s/ William W. Leslie
Consideration of Director Candidates
     In evaluating potential nominees, the board of directors believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the Company’s affairs and be free of conflicts of interest. The board of directors will also consider the extent of the candidate’s business acumen and experience and such other factors as it deems appropriate in any given circumstance. Other than these general guidelines and adherence to the Company’s bylaws, the board of directors does not have any formal procedures that it follows in connection with the nominations process. The board of directors believes that its existing practice gives it the flexibility that it needs to best serve the interests of the Company’s shareholders.
     The board of directors will consider nominees recommended by shareholders, although it has not actively solicited recommendations from shareholders nor has it established any formal procedures for this purpose other than as set forth in the Company’s bylaws. Any such recommendations should be sent to the attention of the Company’s Secretary at the Company’s main address.
Shareholder Communications with the Board of Directors
     The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the board. Persons wishing to write to the Company’s board of directors or a specified director, including the non-management directors as a group, or a committee of the board should send correspondence to the Corporate Secretary at the Company’s main office.
     All communications so received from shareholders or other interested parties will be forwarded to the members of the board of directors or to the applicable director or directors if so designated by such person. Anyone who wishes to communicate with a specific board member, the non-management directors only or a committee should send instructions asking that the material be forwarded to the applicable director, group of directors or to the appropriate committee chairman.
     The Company does not have a formal policy regarding director attendance at the Company’s annual meeting, although all directors are encouraged to attend. Three attended last year’s meeting.

Certain Relationships and Related Transactions
     Certain of the directors and executive officers of the Company, members of their families and companies or firms with which they are associated, were customers of and had banking transactions with the Company’s bank subsidiary in the ordinary course of business during 2006, and such transactions are expected to continue in the future. All loans and commitments to loan included in these transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than a nominal risk of collectibility or present other unfavorable features. None of the loans outstanding to directors or officers of the Company, members of their families or companies or firms with which they are associated were non-performing as of December 31, 2006. Total loans outstanding to all directors and executive officers of the Company and Southern Community Bank, or affiliates of such persons (including members of the immediate families of such persons or companies in which such persons had a 10% or more beneficial interest), amounted to an aggregate of $11,062,678 at December 31, 2006.
     The Company recognizes that transactions between the Company or the Bank and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. While the Company has not adopted any formal policy or procedure, the board of directors follows an informal policy of reviewing and, if appropriate, approving any transaction in which any of the Company’s directors or executives had, has or will have a direct or indirect material interest, including any transaction that would require disclosure pursuant to Item 404(a) of the SEC’s Regulation S-K. After its review, the board (with the interested party abstaining) will only approve those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the board determines in good faith.
COMPENSATION DISCUSSION AND ANALYSIS
     General. The primary objectives of the Company’s compensation programs are to attract and retain top managerial talent and to reward them based on both individual and overall company performance. To achieve these objectives, and to determine the specifics of each element of overall compensation, the Company focuses largely on levels and elements of compensation that are offered by similarly-situated competitors in its market area. The Company believes that this focus is justified in its situation because of the intense competition that it faces for executive talent. The banking industry in the Company’s market area is more fraternal than many other industries. As a result, executives in the industry are generally aware of how their peers are compensated. If the Company is not competitive in terms of overall compensation, then it risks losing members of its management team to other financial institutions. Furthermore, the Company would not be able to attract key personnel if it was unable to offer compensation packages that are at least comparable, if not more attractive, than those offered by its competitors.

     As is customary for similarly-situated financial institutions in the Company’s area, the Company primarily compensate our senior management through a mix of base salary, bonuses and equity compensation. The Company also provide its executives with severance and change in control payments. Finally, it offers standard retirement plans and perquisites, although these elements comprise only a minor portion of the overall compensation paid to the executives.
     Each element of the Company’s overall compensation program is discussed below, including an analysis of how they relate to the executive officers named in the compensation tables that follow this section.
     Base Salaries. The Company wants to provide its senior management with a level of assured cash compensation in the form of base salary that facilitates an appropriate lifestyle given their professional status and accomplishments. While base salary levels depend largely on the competitive market for executive talent, they may be adjusted according to various factors including the individual officer’s experience, duties and responsibilities. For the Company’s chief executive officer, the Company concluded that a base salary of $195,000 for 2006 was appropriate in this regard. In making this determination, the Company engaged the services of Blount & Associates to research and recommend salary ranges for all employees including the executive officers. This information was compiled using a peer group of similar sized institutions, geographic location and other factors. The Company noted that the range of base salary levels for CEOs in this group was between approximately $184,000 and $276,000.
     For the Company’s chief financial officer, the Company concluded that a base salary of $110,000 for 2006 was appropriate in this regard. The Company noted that the range of base salary levels for CFOs in this group was between approximately $112,000 and $168,000.
     For the Company’s chief lending officer, the Company concluded that a base salary of $140,000 for 2006 was appropriate in this regard. The Company noted that the range of base salary levels for CLOs in this group was between approximately $112,000 and $168,000.
     For the Company’s Branch Administrator, the Company concluded that a base salary of $92,000 for 2006 was appropriate in this regard. The Company noted that the range of base salary levels for similarly situated executives in the peer group was between approximately $80,000 and $120,000.
     Bonuses. The Company’s practice is to award cash bonuses based upon performance objectives. Specifically, cash bonuses are based on meeting or exceeding the attainment of certain criteria established by the board of directors. In determining whether and to what extent bonuses should be awarded, the board considers factors such as overall profitability, asset quality, and obtaining budgeted objectives. Stock price appreciation is not a major factor in determining cash bonuses since it is reflected in the Company’s equity compensation program, which is discussed below.
     Cash awards are provided under the terms of the Company’s Incentive Program. In 2006, the Company’s executive officers’ cash incentive compensation was tied directly to budgeted earnings growth. If the Bank did not achieve budgeted earnings, no incentive was paid. If the Bank’s earnings equaled budgeted earnings, the CEO receives 12.50% of his base salary in cash, while each other executive receives 10% of his or her base salary in cash. This bonus is increased by an additional 0.83% of base salary (0.67% for executives other than the CEO) for each percentage point that actual income exceeds budgeted income up to a maximum bonus of 25% of base salary for the CEO and 20% of base salary for the other executives. Based on actual earnings of $3.06 million, or 13.81% over budgeted earnings, a bonus of $47,125 or 24.17% of salary was paid to our CEO, while $27,067, $21,267 and $17,420 or 19.33% of salary for our CLO, CFO and Branch Administrator, respectively.
     The Bank has an additional incentive program which is specifically designed for the lending officers. Under this program, the Bank’s lenders may receive incentive pay that is based on the average yield and size of their portfolio. Alternatively, the incentive pay may be based on a percentage of fee income on the lender’s portfolio. Our Chief Lending Officer received additional compensation under this program on the same basis as other lenders.
     Finally, the Bank may choose to pay a discretionary cash award to employees. An additional discretionary cash incentive was paid in 2006 to all employees, including the Company’s executive officers, equal to 2% of the base salary that was paid to such employee during the year.
     Equity Compensation. Historically, the primary form of equity compensation that the Company awarded consisted of qualified and non-qualified stock options pursuant to the Company’s 2001 Stock Option Plan, which was adopted to provide certain employees, including executives, with incentives to help align their interests with the interests or the Company’s shareholders. The Company does not make grants in every year, and none of its executive officers received grants in 2006, but the Company did recognize stock-based compensation expense with respect to options granted to its executive officers in prior years. The Company selected stock options because of the favorable accounting and tax treatments and the near universal expectation by employees in its industry that they would receive stock options. However, beginning in 2006 the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, the Company is currently assessing the desirability of alternative means of equity compensation. To date, however, the Company has not made any final determination as to whether and to what extent it will reduce or eliminate its stock option program in favor of other forms of equity compensation.
     Severance Benefits. The Company believes that companies should provide reasonable severance benefits to executives. These severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Currently, the Company only provides severance benefits to Messrs. McGaha and Faulkner.
     Where the termination is without “cause” or the executive terminates employment for “good reason”, the employment contracts for Messrs. McGaha and Faulkner provide for benefits equal to one year of base salary. The Company will also continue health and other insurance benefits for twelve months corresponding to the termination benefits. The Company does not accelerate the vesting of equity compensation, however. These executives would also be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) plan, although those benefits are not increased or accelerated. The Company believes that these levels are consistent with the general practice among comparable companies, although it has not conducted a formal study to confirm this.
     Based upon a hypothetical not-for-cause termination date of December 31, 2006, the severance benefits for Messrs. McGaha and Faulker, who serve as the Company’s CEO and CLO, respectively, would have been as follows:

	CEO	CLO
Base Salary	$195,000	$140,000

Healthcare and other insurance benefits	9,543	5,308

	$204,543	$145,308
     For this purpose, “cause” will be deemed to exist where (i) the individual fails to follow reasonable instructions or policies; (ii) the individual engages in conduct that is grossly negligent or willful and is damaging to the Company’s business; (iii) the individual has been convicted of a crime involving moral turpitude, theft or fraud; (iv) the individual fails to substantially perform his or her duties; (v) the individual willfully misrepresents facts to the Company’s board or shareholders that caused substantial injury to the Company’s business; or (vi) the Company’s regulators request that the individual be removed from his or her position. “Good reason” generally will exist where the executive’s position or compensation has been decreased or where the executive has been required to relocate.
     Retirement Plans. The Company maintains a customary 401(k) plan pursuant to which it makes matching contributions. The Company matches 75% of each dollar up to 6% of the employee’s salary. The matched portion vests over a five-year period, at a rate of 20% per year. The Company’s contribution to this plan in 2006, for all employees including the executive officers, was $156,000.
     Change in Control. The Company’s senior management and other employees have built our institution into the successful enterprise that it is today, and the Company believes that it is important to protect them in the event of a change in control. Further, it is the Company’s belief that the interests of its shareholders will be best served if the interests of its senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. When compared to our overall value, these potential change in control benefits are relatively minor. The cash components of any change in control benefits are paid lump-sum and are based upon a multiple of base salary as follows:

Multiple
Chief Executive	1.5 times

Chief Lending Officer	1.5 times

Chief Financial Officer	1 times

Branch Administrator	1 times
     In the event of a change in control, terminated executives would be entitled to receive any benefits that they otherwise would have been entitled to receive under the Company’s 401(k) plan, although those benefits are not increased or accelerated. The Company believes that these levels of benefits are consistent with the general practice among its peers, although the Company has not conducted a formal study to confirm this.
     For purposes of these benefits, a change in control is deemed to occur, in general, if (i) a shareholder or group of shareholders acquires 50% or more of the Company’s common stock; or (ii) the Company sells all or substantially all of its assets; or (iii) the Company liquidates.
     Perquisites and Other Benefits. The Company annually reviews the perquisites that senior management receives. The primary perquisites for senior managers are the payment of the initiation fee dues for one golf or social club and a medical reimbursement plan. The Company also wants to encourage its senior management to belong to a golf or social club so that they have an appropriate entertainment forum for customers and appropriate interaction with their communities. Lastly, the medical reimbursement plan is part of the Company’s overall health benefit package for senior management.
     Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance.
     Board Process. The Compensation Committee of the board of directors reviews all compensation and awards to executive officers and recommends such levels to the full board. Generally, on its own initiative the Compensation Committee reviews the performance and compensation of the chief executive and, following discussions with those individuals and, where it deems appropriate, appropriate advisors, establishes their compensation levels. For the remaining executive officers, the chief executive officer makes recommendations to the Compensation Committee that generally, with minor adjustments, are approved.
EXECUTIVE COMPENSATION
Summary Compensation Table
     The table below provides information concerning the compensation paid to the Company’s executive officers for services in all capacities for the year ended December 31, 2006.

							Change in
							Pension Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Year	($)	($)[1]	($)	($)	($)	Earnings ($)	($) [2]	Total ($)
Gary D. McGaha	2006	195,000	3,900	—	—	47,125	—	35,468	281,493
President & CEO

Leslye L. Grindle	2006	110,000	2,200	—	—	21,267	—	18,085	151,552
Senior Vice President

Fred L. Faulkner	2006	140,000	2,800	—	18,173	55,275	—	19,902	236,150
Senior Vice President

Tina Stroud	2006	90,104	1,802	—	3,133	17,420	—	15,227	127,686
Senior Vice President

(1)	This column reflects the amount of the discretionary bonus paid for 2006. Bonus payments made under the Incentive Program are reflected in the Non-Equity Incentive Plan Compensation Table.

(2)	The components of this column are detailed in the table below.
All Other Compensation

	Director's	Auto	Health	Dental	Life
	Fees	Allowance	Insurance	Insurance	Insurance	401(k) Match	Club Dues	Total
Gary D. McGaha	12,000	6,000	7,699	288	1,556	7,925	—	35,468
Leslye L. Grindle	—	6,000	3,464	288	1,193	4,951	2,189	18,085
Fred L. Faulkner	—	6,000	3,464	288	1,556	6,301	2,292	19,902
Tina Stroud	—	4,200	5,582	288	1,079	4,078	—	15,227
Outstanding Equity Awards at December 31, 2006
     No equity awards were granted to the Company’s executive officers in 2006. The following table provides information concerning unvested options, unexercised options, and equity incentive plan awards for each of the Company’s executive officers as of December 31, 2006. None of the executives identified below exercised any options during 2006.

	Option Awards
			Equity
			Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price(1)	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date
Gary D. McGaha	16,339	—	—	6.89	11/20/2011

Leslye Grindle	—	—	—	—

Fred L. Faulkner	5,925	—	—	6.89	11/20/2011
	11,852	—	—	7.03	05/19/2013

Tina Stroud	333	667	—	22.75	08/15/2015

(1)	The prices have been adjusted to reflect stock splits.

Potential Payments Upon Termination or Change in Control
     The Company has employment or change in control contracts with each of its executive officers that provide for potential payments upon termination or a change in control. The details of the provisions of these contracts are described below.
     Gary D. McGaha. On January 1, 2001 the Bank entered into an employment agreement with its President and Chief Executive Officer, Gary D. McGaha. The agreement had an initial term of three years and is automatically extended for an additional year on each anniversary unless either party gives the other six months notice.
     If the Bank terminates Mr. McGaha’s employment other than upon death or disability or for cause then it will pay to Mr. McGaha severance compensation equal to Mr. McGaha’s base salary then in effect, which will be paid over a one-year period of time. Mr. McGaha will also be entitled to insurance benefits equal to those being received on the termination date for a 12 month period of time or until Mr. McGaha becomes employed by another employer, whichever is shorter. Assuming such a termination as of the last business day of 2006, the Bank would have been required to pay Mr. McGaha $204,543 over a one-year period, unless he accepts employment with another employer during that period, in which the payments would cease on the date such employment commences.
     If the Bank experiences a change in control and as a result of such change in control Mr. McGaha either:
•	is terminated (except for cause) during the one year period after the change of control and before Mr. McGaha reaches the age of 75; or

•	resigns after an adverse change in duties or salary during the one year period after the change in control then Mr. McGaha will be entitled to receive severance compensation in an amount equal to 150% of his base salary then in effect in a lump sum within 14 days following the termination or resignation. Assuming such a termination or resignation as of the last business day of 2006, the Bank would have been required to pay Mr. McGaha $292,500.

     The employment agreement also contains restrictions on the ability of Mr. McGaha to compete with the Bank for a period of one year following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Bank’s confidential information and trade secrets. In addition, he is restricted in his ability to solicit Bank employees or Bank customers with whom he had material contact during the one-year period immediately preceding the termination of his employment.
     Fred Faulkner. On January 1, 2001, the Bank entered into an employment agreement with its Senior Vice President and Chief Lending Officer, Fred L. Faulkner. The agreement had an initial term of two years and is automatically extended for an additional year on each anniversary unless either party gives the other six months notice.
     If the Bank terminated Mr. Faulkner’s employment other than upon death or disability or for cause then it will pay to Mr. Faulkner severance compensation equal to Mr. Faulkner’s base salary then in effect, which will be paid over a one-year period of time. Mr. Faulkner will also be entitled to insurance benefits equal to those being received on the termination date for a 12 month period of time or until Mr. Faulkner becomes employed by another employer, whichever is shorter. Assuming such a termination as of the last business day of 2006, the Bank would have been required to pay Mr. Faulkner $145,308 over a one-year period, unless he accepts employment with another employer during that period, in which the payments would cease on the date such employment commences.
     If the Bank experiences a change in control and as a result of such changes in control Mr. Faulkner either:
•	is terminated (except for cause) during the one year period after the change of control and before Mr. Faulkner reaches the age of 75; or

•	resigns after an adverse change in duties or salary during the one year period after the change in control then Mr. Faulkner will be entitled to receive severance compensation in an amount equal to 150% of his base salary then in effect in a lump sum within 14 days following the termination or resignation. Assuming such a termination or resignation as of the last business day of 2006, the Bank would have been required to pay Mr. Faulkner $210,000.
     The employment agreement also contains restrictions on the ability of Mr. Faulkner to compete with the Bank for a period of one year following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Bank’s confidential information and trade secrets. In addition, he is restricted in his ability to solicit Bank employees or Bank customers with whom he had material contact during the one-year period immediately preceding the termination of his employment.
     Leslye L. Grindle. On October 1, 2003 the Bank entered into a Change in Control Agreement with its Senior Vice President and Chief Financial Officer, Leslye L. Grindle. The agreement provides that the Bank will pay Ms. Grindle an amount equal to 100% of her base salary then in effect if the Bank experiences a change in control and as a result of the change in control Ms. Grindle is either (i) terminated (except for cause) during the one-year period after the change in control becomes effective or (ii) resigns after an adverse change in duties or salary during the one-year period after the change in control This payment will be made in a lump sum within 14 days following the date of termination or resignation. Assuming such a termination or resignation as of the last business day of 2006, the Bank would have been required to pay Ms. Grindle $110,000.
     Tina Stroud. On July 18, 2006 the Bank entered into a Change in Control Agreement with its Senior Vice President and Branch Administrator, Tina Stroud. The agreement provides that the Bank will pay Ms. Stroud an amount equal to 100% of her base salary then in effect if the Bank experiences a change in control and as a result of the change in control Ms. Stroud is either (i) terminated (except for cause) during the one-year period after the change in control becomes effective or (ii) resigns after an adverse change in duties or salary during the one-year period after the change in control This payment will be made in a lump sum within 14 days following the date of termination or resignation. Assuming such a termination or resignation as of the last business day of 2006, the Bank would have been required to pay Ms. Stroud $92,000.
2006 Director Compensation
     The following table provides information concerning the compensation of the Company’s directors for 2006. The table omits Gary D. McGaha since he is also an executive officer and his compensation for services as a director is fully reflected in the summary compensation table above.

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
James S. Cameron	14,550	—	—	—	—	—	14,550

George R. Davis, Sr.	14,400	—	—	—	—	—	14,400

Robert B. Dixon, Jr.	18,250	—	—	—	—	—	18,250

Richard J. Dumas	15,550	—	—	—	—	—	15,550

William Wayne Leslie	14,300	—	—	—	—	—	14,300

Jackie L. Mask	15,000	—	—	—	—	—	15,000

Thomas D. Reese	29,150	—	—	—	—	—	29,150

Dan V. Stinchcomb	7,000	—	—	—	—	—	7,000

William M. Strain	14,400	—	—	—	—	—	14,400

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT AUDITORS
     Mauldin & Jenkins, LLC served as the Company’s independent auditors for the fiscal year ended December 31, 2006, and has been reappointed by the board of directors to serve in that capacity for the 2007 fiscal year. The Company has been advised that no member of Mauldin & Jenkins, LLC or any of its associates have any financial interest in the Company. A representative of Mauldin & Jenkins, LLC will be available at the Annual Meeting to respond to questions or make a statement on behalf of the independent auditors, if they so desire.
     Although not formally required, the appointment of the independent auditors of the Company has been directed by the board of directors to be submitted to the shareholders for ratification as a matter of sound corporate practice. If the shareholders do not ratify the appointment of Mauldin & Jenkins, LLC, the appointment of the independent auditors will be reconsidered by the board. Even if the shareholders ratify the appointment, the board of directors, in its sole discretion, may still direct the appointment of new independent auditors at any time during 2007 if the board of directors believes that such a change would be in the best interests of the Company.
     The following captions set forth the amounts billed by Mauldin & Jenkins, LLC for auditing services and all other services. The Company’s board of directors has considered whether the provision of non-audit services is compatible with maintaining auditor independence.
     Audit Fees. Mauldin & Jenkins, LLC billed the Company $76,500 for 2006 and $66,805 for 2005 for professional services rendered in connection with the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q and other services that are normally provided in connection with statutory and regulatory filings for these years.
     Audit-Related Fees. Mauldin & Jenkins, LLC did not bill the Company during 2006 or 2005 for services that are reasonably related to the performance of the audit or review of the Company’s financial statements but are not reported under “Audit Fees” above.
     Tax Fees. Mauldin & Jenkins, LLC billed the Company $10,000 for 2006 and $9,476 for 2005 for professional services rendered for tax compliance, tax advice, and tax planning.
     All Other Fees. Mauldin & Jenkins, LLC did not bill the Company for any professional services during 2006 and 2005 other than those described above.
     Preapproval by Audit Committee. Although it has no formal policies, the audit committee generally preapproves any non-audit services to be performed by the Company’s independent auditors, provided that such services are not otherwise prohibited by law.
     The board of directors recommends that the shareholders vote FOR the ratification of the appointment of Mauldin & Jenkins, LLC as the Company’s independent auditors for 2007.

OTHER MATTERS
     The board of directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.
VOTING REQUIREMENTS
     Under law and pursuant to the bylaws of the Company, the presence, in person or by proxy, of the holders of more than 50% of the outstanding Common Stock entitled to vote is necessary to constitute a quorum for purposes of shareholder action. For these purposes, shares which are present or represented by proxy at the Annual Meeting will be counted in determining whether a quorum has been constituted, regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority.
     With regard to Proposal No. 1, the election of Class III directors, votes may be cast for or votes may be withheld from each nominee. Directors will be elected by a plurality of votes cast by the shares voting at the meeting.
     With regard to Proposal No. 2, the ratification of independent public accountants, votes may be cast for or against the matter, or shareholders may abstain from voting on the matter. Approval of such matter requires the affirmative vote of at least a majority of the votes cast at the meeting.
     If no directions are specified in any duly signed and dated proxy card received by the Company, the shares represented by that proxy card will be counted as present for quorum purposes and will be voted by the named proxies FOR the election of the director nominees recommended by the board of directors, FOR the ratification of the appointment of Mauldin & Jenkins, LLC as the Company’s independent public accountants, and in accordance with the discretion of the named proxies on other matters properly brought before the Annual Meeting.
SHAREHOLDER PROPOSALS
     Any shareholder proposal intended to be presented at the 2008 annual meeting of shareholders and to be included in the Company’s proxy statement and form of proxy relating to such meeting must be received by the Company no later than December 25, 2007. Any such proposal must comply in all respects with the rules and regulations of the SEC.
     For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the Company’s 2008 annual meeting of shareholders, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on March 11, 2008, and advises shareholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) does not receive notice of the proposal prior to the close of business on March 11, 2008. Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to Southern Community Bancshares, 525 North Jeff Davis Drive, Fayetteville, Georgia, 30214, Attention: Corporate Secretary.
ANNUAL REPORT ON FORM 10-K
     A copy of the Company’s Annual Report to Shareholders accompanies this proxy statement. The Annual Report includes a copy of its annual report on Form 10-K, including financial statements and any financial statement schedules, as filed with the SEC. Copies of exhibits to the Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to Southern Community Bancshares, 525 North Jeff Davis Drive, Fayetteville, Georgia, 30214, Attention: Corporate Secretary. If the person requesting the Form 10-K was not a shareholder of record on April 13, 2007, the request must include a representation that such person was the beneficial owner of the Common Stock on that date.
AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Shareholders may inspect and copy such reports, proxy statements and other information at the Company’s main office located at 525 North Jeff Davis Drive, Fayetteville, Georgia 30214.

By Order of the Board of Directors
President and Chief Executive Officer

Fayetteville, Georgia
April 24, 2007

SOUTHERN COMMUNITY BANCSHARES, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2007
     The undersigned shareholder of Southern Community Bancshares, Inc. (the “Company”) hereby appoints Gary D. McGaha and Thomas D. Reese and each of them as proxies, with full power of substitution acting by either of them if only one of them be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Meeting”) to be held at the main office of the Company at 525 North Jeff Davis Drive, Fayetteville, Georgia, on Thursday, May 24, 2007, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.
THE BOARD OF DIRECTORS HEREBY RECOMMENDS
A VOTE FOR THE PROPOSALS

PROPOSAL ONE:	To elect four (4) Class III nominees listed below to serve as directors of the Company for three (3) year terms until the Company’s 2010 Annual Meeting.

George R. Davis, Sr. Robert B. Dixon, Jr. Gary D. McGaha William M. Strain

☐ For all the nominees listed above	☐	Withhold authority to vote for all nominees listed above
     Instructions: To withhold authority to vote for any individual nominee, mark “For” above, and write that nominee’s name(s) in the space below for whom you wish to withhold authority:

PROPOSAL TWO:	Ratification of the selection of Mauldin & Jenkins, LLC as the Company’s independent auditors for 2007.

	☐ For	☐ Against	☐ Abstain
This proxy will be voted as directed, but if direction to the contrary is not indicated, it will be voted FOR the Proposals.
Discretionary authority is hereby conferred as to all other matters which may come before the Meeting.

	Dated:		, 2007

Signature(s) of Shareholder(s)		(Be sure to date your Proxy)

Print Name(s) of Shareholder(s)
If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting.
Please mark, date and sign this Proxy, and return it in the enclosed, return-addressed envelope. No postage is necessary.